SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement      |_| Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          MICROWAVE POWER DEVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

|_|   Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:

                  [Letterhead of Microwave Power Devices, Inc.]

Dear Stockholder:

It is my pleasure to invite you to the Annual Meeting of Stockholders of Microwave Power Devices, Inc. to be held on Thursday, May 6, 1999, at 11:00 A.M., local time, at the offices of Proskauer Rose LLP, 1585 Broadway, 26th Floor, New York, New York 10036.

Whether or not you plan to attend and regardless of the number of shares you own, it is important that your shares be represented at the meeting. Accordingly, you are urged to sign, date and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

I sincerely hope you will be able to join us at the meeting. The officers and directors of the Company look forward to seeing you at that time.


                                       Sincerely,

                                       /s/ Edward J. Shubel

                                       Edward J. Shubel
                                       President and Chief Executive Officer

                                       April 6, 1999

                          MICROWAVE POWER DEVICES, INC.
                              49 Wireless Boulevard
                         Hauppauge, New York 11788-3935

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      The Annual Meeting of Stockholders of MICROWAVE POWER DEVICES, INC. (the "Company") will be held at the offices of Proskauer Rose LLP, 1585 Broadway, 26th floor, New York, New York 10036, on Thursday, May 6, 1999, at 11:00 a.m., local time, for the following purposes:

      1.    To elect directors of the Company for the ensuing year;

      2. To ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company; and

      3. To transact any such other business as may properly come before the meeting and any adjournments thereof.

      The Board of Directors has fixed the close of business on Thursday, April 1, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof.

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       Stephen W. Rubin
                                       Secretary

                                       April 6, 1999

                          MICROWAVE POWER DEVICES, INC.
                              49 Wireless Boulevard
                         Hauppauge, New York 11788-3935

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 6, 1999

      The accompanying proxy is solicited by and on behalf of the Board of Directors of Microwave Power Devices, Inc., a Delaware corporation (the "Company"), to be used at the Annual Meeting of Stockholders to be held at the offices of Proskauer Rose LLP, 1585 Broadway, 26th Floor, New York, New York 10036, on Thursday, May 6, 1999 at 11:00 A.M., local time, and at any adjournments thereof.

      When the accompanying proxy is properly executed and returned, the shares of common stock of the Company, par value $.01 per share (the "Common Stock"), it represents will be voted at the meeting in accordance with any directions noted thereon and, if no direction is indicated, the shares it represents will be voted: (i) FOR the election of nominees for directors of the Company listed herein; (ii) FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants of the Company for the current fiscal year; and
(iii) in the discretion of the holders of the proxy with respect to any other business that may properly come before the meeting and at any adjournments thereof. Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the meeting in person may withdraw his proxy and vote his shares.

      The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made primarily by mail; however, officers and regular employees of the Company may solicit proxies personally or by telephone or by telegram. Those persons will not be compensated specially for such services. The Company may reimburse brokers, banks, custodians, nominees, and fiduciaries holding shares of Common Stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of such shares.

      A copy of the Notice of Annual Meeting of Stockholders accompanies this Proxy Statement. The approximate date on which this Proxy Statement first will be mailed to stockholders of the Company is April 8, 1999.

                                  VOTING RIGHTS

      Only holders of record of shares of Common Stock at the close of business on April 1, 1999 will be entitled to notice of and to vote at the Annual Meeting of Stockholders. On that date, the Company had outstanding 10,469,719 shares of Common Stock, the holders of which are entitled to one vote per share on each matter to come before the Annual Meeting. Voting rights are non-cumulative.

      The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Directors will be elected at the Annual Meeting by a plurality of the votes cast (i.e., the eight nominees receiving the greatest number of votes will be elected as directors). Abstentions and broker non-votes (which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) are counted for purposes of determining the presence or absence of a quorum at the meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, but broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                             PRINCIPAL STOCKHOLDERS

      As of April 1, 1999, the persons listed in the following table were the only persons known to the Company (based on information set forth in Schedules 13G filed with the Securities and Exchange Commission or otherwise provided to the Company) to be the beneficial owners of more than five percent of the Company's outstanding shares of Common Stock.

                                                  Shares of
Name and Address of                              Common Stock        Percent
Beneficial Owners                             Beneficially Owned     of Class
---------------------------------             ------------------     --------

Charter Technologies Limited Liability
   Company (1)
c/o Charterhouse Group International, Inc.
535 Madison Avenue
New York, NY  10022                                5,139,994         49.09%

Dimensional Fund Advisors, Inc.(2)
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401                              595,500          5.69%

----------

(1) The members of Charter Technologies Limited Liability Company ("Charter Technologies") are Charterhouse Equity Partners, L.P. ("CEP"), which owns 99% of the ownership interests in Charter Technologies, and George J. Sbordone, who owns 1% of the ownership interests in Charter Technologies. The general partner of CEP is CHUSA Equity Investors, L.P., whose general partner is Charterhouse Equity, Inc., a wholly-owned subsidiary of Charterhouse Group International, Inc. ("Charterhouse"). As a result of the foregoing, all of the shares of Common Stock held by Charter Technologies would, for purposes of Section 13(d) of the Securities Exchange Act of 1934, be considered to be beneficially owned by Charterhouse.

(2) All such shares are owned by advisory clients of Dimensional Fund Advisors, Inc. As such, Dimensional Fund Advisors, Inc. disclaims beneficial ownership of all such securities.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

      At the Annual Meeting of Stockholders, the entire Board of Directors is to be elected. In the absence of instructions to the contrary, the shares of Common Stock represented by a proxy delivered to the Board of Directors will be voted FOR the eight nominees named under "Management" below. Each nominee has consented to being named as a nominee in this Proxy Statement and to serve if elected. However, if any such nominee should become unable to serve as a director for any reason, votes will be cast instead for a substitute nominee designated by the Board of Directors or, if none is so designated, will be cast according to the judgment of the person or persons voting the proxy.

                                   Management

Directors and Executive Officers

      The following table and the paragraphs that follow it present certain information concerning the nominees for directors, who are the sole current directors, and the executive officers of the Company. Directors are elected annually to serve until the next annual meeting of stockholders and until their successors have been elected. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships between any of the directors and executive officers of the Company.

                                                        Shares of
                                                       Common Stock
                                                       beneficially
                               Positions and Offices    owned as of   Percent of
Nominees for Directors    Age  with the Company        April 1, 1999   Class(1)
----------------------    ---  ----------------        -------------   --------

George J. Sbordone(2)(3)  78   Chairman of the Board      344,325       3.3%
                               of Directors

Edward J. Shubel(2)(4)    68   President and Chief        417,334       3.9%
                               Executive Officer;
                               Director

Merril M. Halpern(2)(5)   64   Director                         0          0

A. Lawrence Fagan
(5)(6)(7)                 69   Director                         0          0

Alfred Weber(6)           66   Director                     5,100          *

David J. Aldrich(7)       42   Director                         0          0

Warren A. Law(6)(7)       74   Director                     1,000          *

James Silver(2)(8)        41   Director                   206,250       2.0%

Executive Officers Who Are Not Directors

Paul E. Donofrio(9)       40   Executive Vice              71,167          *
                               President, Chief
                               Operating and
                               Financial Officer

Fuat Agi(10)              58   Vice President and          67,833          *
                               General Manager -
                               Wireless Products
                               and Chief Technical
                               Officer

Larry Konopelko(11)       45   Vice President and          34,500          *
                               General Manager -
                               Satellite, Medical and
                               Military Products

Nicholas Mazzella(12)     49   Vice President              23,000          *
                               Operations

All directors and
executive officers as a
group (12 persons)(13)                                  1,170,509      10.7%

----------
*     Less than 1%.

(1) For purposes of calculating the Percent of Class beneficially owned by any person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days after April 1, 1999 is deemed to be beneficially owned for the purpose of computing the percentage ownership of such person or group of persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group of persons.
(2)   Member of Executive Committee.
(3) Includes an aggregate of 37,500 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 1, 1999.
(4) Includes an aggregate of 254,834 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 1, 1999.
(5) Merril M. Halpern and A. Lawrence Fagan are executive officers, directors and stockholders of Charterhouse. Messrs. Halpern and Fagan each disclaim beneficial ownership of the shares of Common Stock beneficially owned by Charterhouse.
(6)   Member of Compensation Committee.
(7)   Member of Audit Committee.
(8) Includes an aggregate of 18,750 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 1, 1999.
(9) Includes an aggregate of 71,167 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 1, 1999.
(10) Includes an aggregate of 67,833 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 1, 1999.
(11) Includes an aggregate of 34,500 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 1, 1999.
(12) Includes an aggregate of 22,000 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 1, 1999.
(13) Includes an aggregate of 506,584 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 1, 1999.

      George J. Sbordone has been Chairman of the Company since August 1991. Since September 1991, Mr. Sbordone has also been the Chief Executive Officer of Defense Technologies, Inc. ("DTI") and of a number of holding companies (in which an affiliate of Charterhouse is a significant investor) which own subsidiaries engaged in the manufacture of electronic components used in avionics, radar and communications (the "Charter Technologies Group"). DTI provides management and consulting services to companies with electronics and manufacturing operations, including the Charter Technologies Group.

      Edward J. Shubel has been President and Chief Executive Officer and a director of the Company since September 1991. Between 1986 and September 1991, Mr. Shubel was President of EJS Products Inc., a manufacturer of antennas. From 1974 to 1986, Mr. Shubel was President of Numax Electronics, a manufacturer of electronic components.

      Merril M. Halpern has been a director of the Company since June 1995. Mr. Halpern has been Chairman of the Board of Charterhouse, a firm specializing in private equity investments, since October 1984. Mr. Halpern is also a director of United Road Services, Inc., a provider of motor vehicle and equipment towing, recovery and transport services.

      A. Lawrence Fagan has been a director of the Company since June 1995. Mr. Fagan has been President of Charterhouse since January 1997. From 1984 to December 1996, Mr. Fagan served as Executive Vice President of Charterhouse.

      Alfred Weber has been a director of the Company since June 1995. Prior to his retirement in March 1999, Mr. Weber had been Chief Executive Officer of C&D Technologies, Inc., a manufacturer of commercial and industrial battery power systems, since January 1993 and its Chairman of the Board since November 1995.

      David J. Aldrich has been a director of the Company since June 1995. Mr. Aldrich has served as Vice President and General Manager of the Alpha Microwave Division of Alpha Industries, Inc., a commercial wireless semiconductor and ceramics components manufacturer, since May 1996. From January 1995 through April 1996, Mr. Aldrich was Vice President and Chief Financial Officer of Alpha Industries, Inc. From September 1991 through December 1994, Mr. Aldrich was a senior manager, supporting the commercial wireless businesses at M/A-Com, Inc., a manufacturer of high technology products.

      Warren A. Law has been a director of the Company since June 1995. Mr. Law has been a professor at the Harvard Business School since 1958 (through June 1991 in an active capacity) and is currently the Edmund Cogswell Converse Professor of Finance and Banking Emeritus.

      James Silver has been a director of the Company since August 1991. From June 1995 to December 1995, Mr. Silver was Vice President-Corporate Finance of the Company. From August 1991 until June 1995, Mr. Silver was a Vice President of the Company. Mr. Silver has been an executive officer of DTI and of the holding companies included in the Charter Technologies Group since September 1991.

      Paul E. Donofrio has served as Executive Vice President, Chief Operating and Financial Officer of the Company since January 1999. From January 1993 to January 1999, Mr. Donofrio served as Vice President and Chief Financial Officer of the Company. From November 1991 to January 1993, Mr. Donofrio served as Chief Financial Officer of the Company. From April 1984 to November 1991, Mr. Donofrio was an employee of AIL Systems, Inc.-Eaton Corporation, a manufacturer of electronic systems for military and commercial applications, and held the position of Finance and Accounting Manager from April 1989 to November 1991.

      Fuat Agi has served as Vice President and General Manager - Wireless Products and Chief Technical Officer of the Company since November 1998. From June 1995 to November 1998, Mr. Agi served as Vice President and Chief Technical Officer of the Company. From June 1972 through June 1995, Mr. Agi served in various engineering roles for the Company.

      Larry Konopelko has served as Vice President and General Manager - Satellite, Medical and Military Products of the Company since August 1995. From April 1994 to August 1995, Mr. Konopelko served as Vice President - Contracts and Program Management of the Company. From June 1990 to April 1994, Mr. Konopelko served as Director - Contracts of the Company. From December 1988 to June 1990, Mr. Konopelko served as Contracts Manager of the Company.

      Nicholas Mazzella has served as Vice President - Operations of the Company since November 1998. From August 1995 to November 1998, Mr. Mazzella served as Vice President and General Manager - Wireless Products of the Company. From July 1990 to August 1995, Mr. Mazzella served as Vice President - Standard Products and Quality Assurance of the Company. From March 1988 to July 1990, Mr. Mazzella served as Director - Standard Products and Quality Assurance of the Company. From February 1984 to March 1988, Mr. Mazzella served in various roles for the Company.

Director Compensation

      The only directors who are compensated for services as a director are Messrs. Weber, Aldrich and Law, each of whom receives $2,000 for each meeting of the Board of Directors which he attends and $2,000 for each meeting of a committee of the Board of Directors which he attends.

Board Committees and Membership

      The Company has established an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee assists the Board in its responsibilities. Messrs. Sbordone, Shubel, Halpern and Silver are the members of the Executive Committee. The Compensation Committee approves the salaries and other benefits of the executive officers of the Company and administers any bonus, incentive compensation or stock option plans of the Company. In addition, the Compensation Committee consults with the Company's management regarding pension and other benefit plans, and compensation policies and practices of the Company. Messrs. Fagan, Weber and Law are the members of the Compensation Committee. The Compensation Committee held one meeting in 1998.

      The Audit Committee reviews the professional services provided by the Company's independent auditors, the independence of such auditors from management of the Company, the annual financial statements of the Company and the Company's system of internal accounting controls. The Audit Committee also reviews such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets from time to time with members of the Company's internal audit staff. Messrs. Fagan, Aldrich and Law are the members of the Audit Committee. The Audit Committee held one meeting in 1998.

      The Company does not have a nominating committee. The Board of Directors held four meetings in 1998. Each of the directors attended at least 75% of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of all committees of the Board on which such director served.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than 10 percent of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership, on a timely basis, to the Securities and Exchange Commission. Based on material provided to the Company, all such required reports were filed on a timely basis in 1998.

Executive Compensation

      The following table sets forth information about the compensation paid, or payable, by the Company for services rendered in all capacities to the Chief Executive Officer of the Company and each of the four other most highly paid key policy-making executive officers of the Company for each of the last three fiscal years in which such officers were executives officers for all or part of the year.

                           SUMMARY COMPENSATION TABLE

                                                             Annual                              Long Term
                                                        Compensation (1)                        Compensation
                                           ------------------------------------------    ---------------------------
                                                                         Other           Restricted       Securities
             Name and                                                    Annual            Stock          Underlying      All Other
        Principal Position         Year    Salary ($)      Bonus ($)  Compensation($)    Award(s)($)      Options #     Compensation
------------------------------------------------------------------------------------------------------------------------------------
Edward J. Shubel...............    1998       279,885      60,000(2)        24,126(5)              0         42,000        45,000(6)
           President and           1997       259,146      43,750(3)        32,691(5)              0         40,000        45,000(6)
           Chief Executive         1996       241,600      50,000(4)        27,691(5)              0         40,000        45,000(6)
           Officer
------------------------------------------------------------------------------------------------------------------------------------
Paul E. Donofrio...............    1998       148,593      20,000(7)                0              0         21,000                0
           Executive Vice          1997       135,155      17,500(3)                0              0         20,000                0
           President, Chief        1996       126,543           0                   0              0         20,000                0
           Operating and
           Financial Officer
------------------------------------------------------------------------------------------------------------------------------------
Fuat Agi.......................    1998       154,245      20,000(7)                0              0         21,000                0
           Vice President and      1997       145,820      17,500(3)                0              0         20,000                0
           General Manager and     1996       139,384           0                   0              0         20,000                0
           Chief Technical
           Officer
------------------------------------------------------------------------------------------------------------------------------------
Larry Konopelko................    1998       133,433      12,000(7)                0              0         15,000                0
           Vice President and      1997       124,039      10,500(3)                0              0         15,000                0
           General Manager         1996       117,318           0                   0              0         15,000                0
------------------------------------------------------------------------------------------------------------------------------------
Nicholas Mazzella..............    1998       133,607      12,000(7)                0              0         15,000                0
           Vice President          1997       124,269      10,500(3)                0              0         15,000                0
                                   1996       117,499           0                   0              0         15,000                0

----------

(1) Other than the salary, bonus and other compensation described above, the Company did not pay the persons named in the Summary Compensation Table any compensation, including incidental personal benefits, in excess of 10% of such executive officer's salary.
(2) Represents bonuses relating to performance of services for the Company in fiscal 1998, $10,000 of which was paid in fiscal 1998 and $50,000 of which was paid in fiscal 1999.
(3) Represents bonuses relating to performance of services for the Company in fiscal 1997 which were paid in fiscal 1998.
(4) Represents bonuses relating to performance of services for the Company in fiscal 1996 which were paid in fiscal 1997.
(5) Represents, in 1998, 1997 and 1996 respectively, the Company's payment for an automobile lease ($10,513, $11,468 and $9,576), gasoline ($1,210,
      $1,900 and $1,560) and spousal travel expenses ($12,403, $19,323 and $16,555).
(6) Represents the Company's payment of premiums on a life insurance policy. See "Employment Agreements."
(7) Represents bonuses relating to performance of services for the Company in fiscal 1998 which were paid in fiscal 1999.

Stock Options

      The following table contains information concerning the grant of options under the Company's 1995 Stock Option Plan (the "1995 Plan") and/or the Company's 1996 Stock Option Plan (the "1996 Plan") to each of the named executive officers of the Company during the year ended December 31, 1998. No stock appreciation rights ("SARS") were granted in 1998.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                Individual Grants
                         ---------------------------------------------------------------
                                              Percent of
                           Number of             Total                                      Potential Realizable Value
                          Securities            Options                                     at Assumed Annual Rates of
                          Underlying          Granted to         Exercise                       Stock Appreciation
                            Options          Employees in          Price      Expiration        for Option Term (4)
        Name             Granted(#)(1)      Fiscal Year(2)       ($/Share)      Date(3)        5%               10%
        ----             -------------      --------------       ---------      -------     --------         --------
Edward J. Shubel......      42,000               20.1%            $6.375        3/2/08      $168,387         $426,725
Paul E. Donofrio......      21,000               10.1%             6.375        3/2/08        84,193          213,362
Fuat Agi..............      21,000               10.1%             6.375        3/2/08        84,193          213,362
Larry Konopelko.......      15,000                7.2%             6.375        3/2/08        60,138          152,402
Nicholas Mazzella.....      15,000                7.2%             6.375        3/2/08        60,138          152,402

----------

(1) All options granted in 1998 were granted pursuant to the Company's 1995 and 1996 Stock Option Plans and generally become exercisable annually, in increments of 33 1/3% of the total grant, beginning on the first anniversary of the date of grant. Options were granted at the fair market value of Common Stock on the effective date of grant.
(2)   The total number of options granted to employees in 1998 was 208,520.
(3) Each option is subject to earlier termination if the officer's employment with the Company is terminated.
(4) Amounts reported in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Company's Common Stock over the term of the options. The potential realizable values set forth above do not take into account applicable tax and expense payments that may be associated with such option exercises. Actual realizable value, if any, will be dependent on the future price of the Common Stock on the actual date of exercise, which may be earlier than the stated expiration date. The 5% and 10% assumed annualized rates of stock price appreciation over the exercise period of the options used in the table above are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of the Common Stock on any date. There is no representation either express or implied that the stock price appreciation rates for the Common Stock assumed for purposes of this table will actually be achieved.

      The following table sets forth information for each of the named executive officers with respect to the value of outstanding and unexercised options held as of December 31, 1998. There were 10,000 options exercised during 1998. There were no SARs exercised during 1998 and none were outstanding as of December 31, 1998.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                   Number of
                                                              Securities Underlying                Value of Unexercised
                               Shares                          Unexercised Options                 In-the-Money Options
                              Acquired        Value           at December 31, 1998               At December 31, 1998 (2)
                             on Exercise    Realized          --------------------               ------------------------
          Name                   (#)          ($)(1)    Exercisable       Unexercisable       Exercisable       Unexercisable
          ----               -----------    --------    -----------       -------------       -----------       -------------
Edward J. Shubel.......            0             $0         227,500              82,000          $545,310            $368,003
Paul E. Donofrio.......            0              0          57,500              41,000           139,065             183,998
Fuat Agi...............       10,000         76,446          47,500              41,000            81,147             183,998
Larry Konopelko........            0              0          24,500              30,000            55,313             135,000
Nicholas Mazzella......            0              0          24,500              30,000            55,313             135,000

----------

(1) Represents the difference between the market price of the Common Stock on the date of the exercise and the exercise price per share of the options, multiplied by the number of shares underlying the options.
(2) Represents the difference between the closing market price of the Common Stock at December 31, 1998 of $10.375 per share and the exercise price per share of the in-the-money options, multiplied by the number of shares underlying the in-the-money options.

Employment Agreements

      In September 1991, Mr. Shubel entered into an employment agreement with the Company under which he serves as the Company's President. The employment agreement currently provides for an annual base salary of $279,000 and terminates on August 30, 1999. The employment agreement provides that after the expiration of the current term it will be automatically renewed for successive one year terms unless either party gives the other party at least 60 days prior written notice of non-renewal.

      In April 1992, the Company entered into agreements with Mr. Shubel pursuant to which the Company agreed to purchase and pay the annual premiums on an insurance policy on Mr. Shubel's life which had an original face value of $1.1 million. Upon Mr. Shubel's retirement, the cash surrender value of this policy will be used to pay a monthly pension to Mr. Shubel or his beneficiaries for 60 months or, alternatively, will be paid as a lump sum. If Mr. Shubel dies before his retirement, then the proceeds of this policy will be split between the Company (up to the aggregate amount of premiums paid by the Company) and Mr. Shubel's beneficiaries.

Change in Control Agreements

      In March 1999, the Company entered into change in control agreements with Messrs. Shubel, Donofrio, Agi, Konopelko and Mazzella, as key employees of the Company. The Company believes that the establishment and maintenance of a sound and vital management of the Company is essential to the protection and enhancement of the interests of the Company and its stockholders. The Company also recognizes that the possibility of a change in control of the Company, with the attendant uncertainties and risks, might result in the departure or distraction of key employees of the Company to the detriment of the Company. The Company has determined that it is appropriate to take steps to induce key employees to remain with the Company, and to reinforce and encourage their continued attention and dedication, when faced with the possibility of a change in control of the Company. These change in control agreements have a term of three years. The details of the agreements are as follows:

      For Messrs. Shubel and Donofrio, upon a Change in Control (as such term is defined in the change in control agreements) they each shall receive: (i) two times their then current annual salary and then current annual targeted bonus, paid as a lump sum, (ii) full vesting in all outstanding stock options, (iii) the continuation of health benefits and coverage for the next twenty-four months and (iv) a gross-up payment in the event that an excise tax is due pursuant to Section 4999 of the Internal Revenue Code of 1986. In addition, Mr. Donofrio will receive a payment equal to the difference between $1,000,000 and the Aggregate Spread for all stock options granted to him through December 31, 1998. Aggregate Spread means the sum of: (i) the difference between the exercise price and the market price at the time of exercise for any options exercised prior to the Change in Control and (ii) the difference between the exercise price and the closing market price on the date of the Change in Control for any unexercised options.

      For Messrs. Agi, Konopelko and Mazzella, if employment is terminated (under certain circumstances) within six months after a Change in Control, they each shall receive: (i) fifty-two weeks of salary continuance at their then current annual salary (including their then current annual targeted bonus) and (ii) the continuation of health benefits and coverage for the next twelve months.

Stock Option Plans

      The Company has adopted the Microwave Power Devices, Inc. 1995 Stock Option Plan and the 1996 Stock Option Plan (collectively, the "Plans"). The Plans provide for the grant of incentive stock options and non-qualified stock options to key employees and consultants of the Company and its subsidiaries. The Plans are administered by the Compensation Committee of the Board of Directors which determines the key employees and consultants eligible to receive options and the terms thereof (including exercise price and vesting requirements), all in a manner consistent with the terms of the Plans. An aggregate of 1,500,000 shares of Common Stock are subject to the grant of options under the Plans. As of April 1, 1999, options have been granted to purchase an aggregate of 1,130,225 shares of Common Stock, leaving an aggregate of 369,775 options available for grant. In addition, an aggregate of 1,035,506 shares of Common Stock are outstanding under the Plans, as of April 1, 1999.

401(k) Plan

      The Company adopted the Microwave Power Devices, Inc. In-VEST Plan, which is a 401(k) Plan, effective January 1, 1992. The plan is available to all employees who have been employed by the Company for at least 30 days. An employee may contribute, on a pre-tax basis, up to 14% of the employee's total annual compensation from the Company (defined as Internal Revenue Code Section 3401(a) compensation). After one year of employment, the Company also makes matching contributions ranging from 50% to 100% (based on years of service) of such employee's contributions up to a maximum of 6% of such employee's compensation.

      Contributions are allocated to each employee's individual account and are, at the employee's election, invested in one or more investment funds. Employee contributions are fully vested and non-forfeitable. Employer contributions are subject to a graduated vesting schedule beginning during a participant's second year of employment by the Company and resulting in full vesting by the end of the fifth year.

Executive Incentive Bonus Plan

      The Company adopted, in February 1996, an executive incentive bonus plan to reward key officers who have significant impact on the operating success of the company. The plan is based on The Jaffe Group's Executive Compensation Audit, Analysis and Recommendations, a study (which was performed in February 1996 and updated in February 1999) that was commissioned by the Board of Directors. Under the bonus plan, annual bonuses will be based upon the achievement of performance goals that are annually preset by the Committee. These performance goals are linked to earnings per share, net sales and operating cash flow. The Committee establishes a target bonus amount for each key officer at the beginning of the year. The target amount is then divided into three portions, as follows: one-half of the target bonus award is linked to the achievement of earnings per share goals; one-quarter of the target bonus award is linked to the achievement of net sales goals; and one-quarter of the target bonus award is linked to the achievement of operating cash flow goals. An executive can earn 0% or from 50% to 200% of each portion of his bonus, based upon a measured comparison of actual results achieved to performance goals. An officer whose employment is terminated voluntarily or for cause prior to December 31 will forfeit his bonus for the entire year. An officer whose employment is terminated by the Company but not for cause will receive, at the discretion of the Committee, an award for such year pro-rated to the date of separation, or such lesser amount as the Committee deems appropriate. An officer whose employment is terminated due to retirement, disability or death will receive an award for such year pro-rated to the date of separation. New executive hires may be included in the plan on a pro-rata basis. In 1998, $120,000 in bonuses were earned (paid in 1999) under the terms of this plan.

Compensation Committee Interlocks and Insider Participation

      Messrs. Fagan, Weber, and Law are the members of the Compensation Committee. Mr. Fagan is a director, executive officer and a stockholder of Charterhouse which may be deemed to be the beneficial owner of the shares of Common Stock of the Company owned by Charter Technologies. Messrs. Weber and Law own 5,100 and 1,000 shares of Common Stock, respectively.

Compensation Committee Report

      Compensation Policies. The principal goal of the Company's compensation program as administered by the Compensation Committee is to help the Company attract, motivate and retain the executive talent required to develop and achieve the Company's strategic and operating goals with a view to maximizing shareholder value. The key elements of this program and the objectives of each element are as follows:

      Base Salary. Base salaries paid in 1998 to the Company's executive officers are competitive with those payable to executives holding corresponding positions at corporations within the Company's industry that are of comparable size. Individual experience and performance is considered when setting salaries within the range for each position. Annual reviews are held and adjustments are made based on attainment of individual goals and in a manner consistent with the Company's overall operating and financial performance.

      Bonuses. Bonuses are intended to motivate individual and team performance by creating potential to earn annual incentive awards that are generally contingent upon the performance of the Company and that are comparable to those payable to executives holding corresponding positions at corporations within the Company's industry that are of comparable size.

      Long Term Incentives. The Company provides its executives with long-term incentive compensation through grants of stock options under the Company's stock option plans. The grant of stock options aligns the executive's interests with those of the Company's stockholders by providing the executive with an opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company's Common Stock. The size of option grants is comparable to grants by other corporations within the Company's industry that are of comparable size.

      CEO's Compensation. As discussed under "Management -- Employment Agreements," the Company entered into an employment agreement with Mr. Shubel in 1991. Pursuant to such employment agreement, the Company paid to Mr. Shubel a base salary of $264,000 in 1998. In addition, the Compensation Committee determined to grant Mr. Shubel a bonus of $50,000 with respect to 1998 (paid in 1999) under the terms of the executive incentive bonus plan and a $10,000 discretionary bonus which was paid in 1998. Mr. Shubel was also awarded options in 1998 to purchase 42,000 shares of the Company's Common Stock under the Microwave Power Devices, Inc. 1996 Stock Option Plan.

                                       The Compensation Committee

                                       A. Lawrence Fagan
                                       Alfred Weber
                                       Warren A. Law

                                Performance Graph

      The following performance graph compares the thirty-nine month cumulative return of the Company's Common Stock to the total returns of the Standard & Poor's 500 Stock Index and the Nasdaq Stock Market Electronic Component Stocks Index, which is a total return index of electronic component companies. Each case assumes a $100 investment on September 29, 1995 (the first day of public trading of the Company's Common Stock) and reinvestment of any dividends.

                               [GRAPHIC OMITTED]

Measurement Period             MPDI           S&P 500         Nasdaq Elec Comp
------------------             ----           -------         ----------------
September 1995                 $100            $100                $100
December 1995                   127             105                  86
December 1996                    31             127                 149
December 1997                    80             166                 157
December 1998                   119             210                 242

                              Certain Transactions

      On September 3, 1991, Messrs. Sbordone and Shubel purchased from the Company 306,825 and 187,500 shares of the Company's Common Stock, respectively. Mr. Sbordone paid the purchase price by delivery of a promissory note in the amount of $122,730. Mr. Shubel paid the purchase price by a cash payment of $10,000 and by delivery of a promissory note in the amount of $65,000. The principal amounts of all the promissory notes were payable, together with interest at the rate of 8.0% per annum, on September 3, 1996. Such payment date was subsequently extended to September 3, 2001. To secure this debt, each of Messrs. Sbordone and Shubel pledged 306,828 and 162,500 shares, respectively, to the Company.

      Pursuant to consulting agreements which were effective January 1, 1996, Messrs. Sbordone and Silver served as consultants to the Company receiving consulting fees in 1998 of $125,000 and $100,000, respectively. These consulting services consist of: services relating to the Company's banking and other financial relationships including assistance in connection with the financing and refinancing of corporate indebtedness; analysis and assistance from both a financial and operational standpoint in connection with the expansion of the Company's business operations; assistance with strategic planning; advice related to acquisitions; and other general management guidance or assistance.

                                   PROPOSAL 2

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

      The Board of Directors has reappointed Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending December 31, 1999 and recommends the ratification by the stockholders of that reappointment. In the absence of instructions to the contrary, the shares of Common Stock represented by a proxy delivered to the Board of Directors will be voted FOR the ratification of the appointment of Arthur Andersen LLP.

      A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions and make such statements as he or she may desire.

                             STOCKHOLDERS PROPOSALS

      Stockholders of the Company wishing to include proposals in the proxy material in relation to the annual meeting of the Company to be held in 2000 must submit the same in writing so as to be received at the executive office of the Company on or before December 31, 1999. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders' proposals.

                                  ANNUAL REPORT

      The Company's Annual Report for the fiscal year ended December 31, 1998 is being mailed together with this Proxy Statement to the Company's stockholders of record at the close of business on April 1, 1999.

                                 OTHER BUSINESS

      The Board of Directors does not know of any other business to be presented at the meeting and does not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting or any adjournments thereof, it is intended that the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company.

                                       By Order of the Board of Directors,


                                       Stephen W. Rubin
                                       Secretary

                                       April 6, 1999

STOCKHOLDERS ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

                          MICROWAVE POWER DEVICES, INC.
              49 Wireless Boulevard, Hauppauge, New York 11788-3935
          Solicited by the Board of Directors for the Annual Meeting of
                          Stockholders on May 6, 1999.

      The undersigned hereby appoints George J. Sbordone, Edward J. Shubel and Stephen W. Rubin, or any of them, with power of substitution, as Proxies and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Microwave Power Devices, Inc. (the "Company") held of record by the undersigned at the close of business on April 1, 1999 at the Annual Meeting of Stockholders to be held on Thursday, May 6, 1999, and at any adjournments thereof.

      1.    ELECTION OF DIRECTORS

            |_| FOR ALL NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE CONTRARY BELOW):

                  George J. Sbordone     Merril M. Halpern    Alfred Weber
                  Warren A. Law          Edward J. Shubel     A. Lawrence Fagan
                  David J. Aldrich       James Silver

            |_|   WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED ABOVE.

                  (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE).

      2.    PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS
            INDEPENDENT PUBLIC ACCOUNTANTS. |_| FOR   |_| AGAINST   |_| ABSTAIN

      3. In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting and at any adjournments thereof.

                                      (Continued and to be SIGNED on other side)

(Continued from other side)

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.

                                      Dated: _____________________________, 1999


                                      __________________________________________
                                                     Signature

                                      __________________________________________
                                              Signature, if held jointly

                                      Please sign exactly as your name appears on this Proxy. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer's title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person's title and relationship to the partnership.

        PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY, USING
                             THE ENCLOSED ENVELOPE.
        No postage is required if mailed in the United States of America.